Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

VENOCO, INC. ANNOUNCES FINANCIAL AND OPERATING RESULTS FOR THE THIRD QUARTER OF 2008

•                  Daily Production in the Quarter Climbs to 21,949 BOE

•                  Year to Date Daily Production Averages 21,339 BOE

•                  Company Cuts 2009 Capital Budget by 25% to $300 Million

DENVER, COLORADO, November 6, 2008 /PRNewswire/ – Venoco, Inc. (NYSE: VQ) today reported financial and operating results for the third quarter of 2008.

Production was 2.0 million barrels of oil equivalent (MMBOE) for the quarter or 21,949 barrels of oil equivalent per day (BOE/d), up 4% from second quarter of 2008 and up 6% from third quarter of 2007.  Daily production has averaged 21,339 BOE/d through the first nine months of 2008 which is a 10% increase over the first nine months of 2007.  The company’s 2008 production guidance to exceed 21,500 BOE/d remains unchanged.

Net income of $220.9 million for the quarter was impacted significantly by unrealized commodity derivative gains of $209.6 million ($338.8 million before tax).  Net income for the first nine months of $22.9 million was impacted by unrealized commodity derivative losses of $25.2 million ($41.0 million before tax).

Adjusted Earnings for the third quarter were $11.0 million, down 51% from $22.4 million for the second quarter of 2008 and up from $9.9 million for the third quarter of 2007.  Adjusted Earnings adjusts net income (loss) for unrealized commodity and interest rate derivatives gains (losses) and amounts related to certain unusual events. Though production volumes were up from the second quarter, Adjusted Earnings were negatively impacted by two main items: increased oil inventory levels resulting primarily from transportation delays, and higher production expenses.  Inventory levels rose

Venoco 3Q 2008 Results

primarily due to shipping delays and Hurricane Ike and resulted in reduced reported revenue in the quarter.  Higher production expenses resulted from increased workover activity in the Sockeye field, high power costs in Texas and increased California property taxes related to the company’s expanded development activities.  Please see the end of this release for a definition of Adjusted Earnings and a reconciliation of Adjusted Earnings to net income (loss).

Adjusted EBITDA for the third quarter was $71.4 million, down 15% from $84.0 million for the second quarter of 2008 and up 15% from $62.1 million in the third quarter of 2007.  Adjusted EBITDA for the first nine months was $232.9 million, up 48% from $157.4 million in the first nine months of 2007.  Adjusted EBITDA was impacted by the increase in oil inventory and the operating expenses discussed above.  Please see the end of this release for a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income (loss).

“We are pleased to see daily production increase nicely as we anticipated would be the case for the second half of the year.  We are maintaining our guidance to exceed 21,500 BOE/day for full-year 2008,” said Tim Marquez, CEO.

2009 Capital Forecast

“We continue to focus on managing our capital spending and we are tightening our 2009 capital expenditure program to reflect the unpredictable capital markets and lower commodity prices,” Mr. Marquez said.  “In the current economic and financial climate we believe it is prudent to reduce our planned 2009 capital expenditures by $100 million to $300 million.  The majority of our remaining capital budget is discretionary, so we have a great deal of flexibility on our capital spending.  We will continue to manage expenditures, while maintaining adequate liquidity, to maximize the long-term value of our assets.”

“With our lower capital budget for next year, our forecasted operating cash flow for 2009 and our current availability on our revolver, we do not foresee any liquidity issues,” Mr. Marquez continued.  “We have floors that average $58.09 per barrel on oil and $7.87 per thousand cubic foot on natural gas on more than 70% of our projected proved developed producing volumes in 2009, and we will continue to closely monitor commodity prices.”

With the $300 million capital budget for 2009, the company expects production to average between 20,000 BOE/d and 21,000 BOE/d, which represents an increase of 5-10% on a pro forma basis after giving effect to the contracted sale of Hastings assets.

2008 Capital Investments

Venoco’s third quarter capital expenditures for development and other spending on its properties were approximately $66.7 million, including approximately $43.8 million for drilling and rework activities, and $13.6 million for facilities.  Including acquisition, seismic

Venoco 3Q 2008 Results

and leasehold costs, capitalized G&A costs and asset retirement obligations, total capital expenditures were $72.3 million for the quarter and $223.5 million for the first nine months of 2008.  The company’s full-year 2008 capital expenditures budget for exploration and development is $300 million.

In the third quarter, the company spent approximately $40.7 million, or 61%, of its capital expenditures on its Sacramento Basin properties.  Drilling activity continued at a steady pace, with the focus on infill development wells.  In addition, the company continued to expand its hydraulic fracturing program in the Basin.  During the quarter, Venoco spud 25 wells, performed 43 workovers and recompletions and hydraulically fractured 12 wells in the Basin.

“The drilling program in the Sacramento Basin is on track to drill approximately 120 wells this year,” Mr. Marquez said.  “Our hydraulic fracturing program continues to provide encouraging results.   We have almost a full year’s worth of data on our first frac’s, which will allow us to better model production results of future frac’s.  The first half of the year we tried a variety of frac’s, but concentrated this quarter on repeating the successes.  We have more confidence in the frac program being able to unlock additional reserves – particularly in our existing pay zones.  However, we are still experimenting in other tighter and deeper zones in an effort to unlock additional reserves.”

Approximately $13.0 million, or 19%, of the company’s capital expenditures were spent in Southern California, where the company focused on returning wells to production in the West Montalvo field, on facilities and well work in the offshore Sockeye field and on facilities at the offshore South Ellwood field.  The company has provided comments on the draft Environmental Impact Report (“EIR”) on its South Ellwood Full Field Development proposal and believes the final EIR will be released early in 2009.  Once the EIR is released, it will be possible to begin scheduling hearings with the various regulatory entities including the California State Lands Commission and the County of Santa Barbara.

In Texas, the company spent approximately $8.6 million, or 13%, of its capital expenditures for the quarter, primarily on returning wells to production and increasing the number of water injection wells at the Hastings Complex.

2008 Production

Reported production in the quarter was an all-time high of 21,949 BOE/d – an anticipated level after being down in the second quarter due to scheduled maintenance.  The following table details the company’s quarterly daily production by region (BOE/d) as reported:

Venoco 3Q 2008 Results

Region	3Q 2007	2Q 2008	3Q 2008
Sacramento Basin	7,608	9,159	9,363
Southern California	8,671	7,597	8,606
Texas	4,422	4,277	3,980
Total	20,701	21,033	21,949

Production from the Sacramento Basin was up 1.2 MMCF/day from the second quarter of 2008 and up 10.5 MMCF/day from the third quarter of 2007.  The company expects production in the Basin to continue to grow through year-end.

“In Texas, we continue to complete projects in the Hastings Complex that we expect will prove up reserves, and therefore increase the value of the complex in anticipation of the sale of the complex to Denbury Resources,” said Mr. Marquez.  “To maximize our year-end reserves, we have been continuing the efforts in Hastings that, at mid-year, showed an increase in proven reserves of more than 25% and we are working to further increase reserves by year end.”

The company has an agreement with Denbury Resources under which Denbury exercised its option to purchase a portion of Venoco’s interest in the Hastings Complex.  The agreement provides for a closing date for the sale on February 2, 2009, it does not contain a break-up provision and is only subject to usual closing conditions

“We continue to have discussions with Denbury on the sales price, but have the contractual option to take either a volumetric production payment or a cash payment based on year-end reserves and pricing,” explained Bill Schneider, President of Venoco.  “With either option, we retain a 2% overriding royalty and will back into a 22.3% working interest in the CO2 flood after Denbury reaches payout.”

In Southern California, production climbed at the offshore Sockeye field as a result of solid response to the company’s waterflood and several well re-works completed late in the second quarter.  Production also continued to increase at the West Montalvo field.

Expectations with respect to future production rates, reserves and capital projects are subject to a number of uncertainties, including those referenced below in “Forward-looking Statements”.

Lease Operating Expenses and General & Administrative Costs

Venoco’s lease operating expenses in the third quarter were $17.89 per BOE, an increase of 16% from second quarter 2008 lease operating expenses of $15.40 per BOE.  The per BOE increase in the quarter was mainly due to scheduled downtime, as well as downtime caused by Hurricane Ike, that reduced production and increased maintenance expenses.

Venoco 3Q 2008 Results

G&A expenses in the quarter were $5.07 per BOE.  Excluding non-cash FAS 123R charges, G&A expenses were $4.50 per BOE, a decrease of 23% from second quarter 2008. Second quarter G&A included a one-time charge resulting from the company’s decision to withdraw plans to form a master limited partnership. Without this one-time charge, G&A from quarter to quarter excluding non-cash FAS 123R was up 3%. For the nine months ended September 30, 2008, G&A expenses were $5.38 per BOE.  Excluding the one-time MLP charge and non-cash FAS 123R charges, G&A expenses were $4.34 per BOE, an increase of 9% over the nine months ended September 30, 2007.  Please see the end of this release for a reconciliation of G&A expenses to G&A expenses excluding non-cash FAS 123R and one-time charges.

Conference Call and Webcast

The company will be hosting a conference call on Thursday, November 6, 2008 at 11 a.m. Eastern (9 a.m. Mountain) to discuss its third quarter 2008 results.  Those wanting to listen may do so by using the link on the Investor Relations page of the company’s website at http://www.venocoinc.com.  Those wanting to participate in the Q & A portion can do so by calling (800) 901-5213 and using conference code 48370490.  International participants can call (617) 786-2962 and use the same conference code.

A replay of the conference call will be available for one week by calling (888) 286-8010 or, for international callers, (617) 801-6888, and using passcode 31661933.  A replay will also be available on the Venoco website for 30 days.

About the Company

Venoco is an independent energy company primarily engaged in the acquisition, exploitation and development of oil and natural gas properties in California and Texas.  Venoco operates three offshore platforms in the Santa Barbara Channel, has non-operated interests in three other platforms, operates four onshore properties in Southern California, has extensive operations in Northern California’s Sacramento Basin and operates eighteen fields in Texas.

Forward-looking Statements

Statements made in this news release relating to Venoco’s future production, reserves, liquidity, capital expenditures, development projects, lease operating, G&A and other expenses, and all other statements except statements of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the company’s future performance are both subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking

Venoco 3Q 2008 Results

statements, including, but not limited to, the timing and extent of changes in oil and gas prices, the timing and results of drilling and other development activities, the availability and cost of obtaining drilling equipment and technical personnel, risks associated with the availability of acceptable transportation arrangements and the possibility of unanticipated operational problems, delays in completing production, treatment and transportation facilities, higher than expected production costs and other expenses, pipeline curtailments by third parties and adverse developments in financial markets and general economic conditions.  Costs anticipated on a per BOE basis are a function of total anticipated production volumes, changes to which can adversely affect the anticipated costs per barrel. Further information on risks and uncertainties that may affect the Company’s operations and financial performance, and the forward-looking statements made herein, is available in the company’s filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.

For further information, please contact Mike Edwards, Vice President, (303) 626-8320; http://www.venocoinc.com; E-Mail investor@venocoinc.com.

Source: Venoco, Inc.

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Venoco 3Q 2008 Results

OIL AND NATURAL GAS PRODUCTION AND PRICES

	Quarter Ended			Quarter Ended			Nine Months Ended
	6/30/08	9/30/08	% Change	9/30/07	9/30/08	% Change	9/30/07	9/30/08	% Change
Production Volume:
Oil (MBbls) (1)	975	1,036	6%	1,071	1,036	-3%	2,960	2,995	1%
Natural Gas (MMcf)	5,634	5,900	5%	5,001	5,900	18%	13,926	17,110	23%
MBOE	1,914	2,019	5%	1,905	2,019	6%	5,281	5,846	11%

Daily Average Production Volume:
Oil (Bbls/d)	10,714	11,261	5%	11,641	11,261	-3%	10,842	10,931	1%
Natural Gas (Mcf/d)	61,912	64,130	4%	54,359	64,130	18%	51,011	62,445	22%
BOE/d	21,033	21,949	4%	20,701	21,949	6%	19,344	21,339	10%

Oil Price per Barrel Produced (in dollars):
Realized price before hedging	$114.37	$109.08	-5%	$66.73	$109.08	63%	$58.00	$104.81	81%
Realized hedging gain (loss)	(38.44)	(32.08)	-17%	(2.91)	(32.08)	1002%	(0.99)	(29.69)	2899%
Net realized price	$75.93	$77.00	1%	$63.82	$77.00	21%	$57.01	$75.12	32%

Natural Gas Price per Mcf (in dollars):
Realized price before hedging	$10.39	$8.92	-14%	$5.71	$8.92	56%	$6.56	$9.07	38%
Realized hedging gain (loss)	(0.07)	(0.15)	114%	0.73	(0.15)	-121%	0.25	(0.08)	-132%
Net realized price	$10.32	$8.77	-15%	$6.44	$8.77	36%	$6.81	$8.99	32%

MBOE Sales Volume (2)	1,895	1,932	2%	1,889	1,932	2%	5,296	5,802	10%
Average Sale Price per BOE (3)	$67.46	$63.53	-6%	$50.90	$63.53	25%	$48.44	$63.34	31%

Expense per BOE:
Production expenses (4)	$17.31	$21.01	21%	$14.90	$21.01	41%	$15.04	$18.40	22%
Transportation expenses	0.72	0.82	14%	0.60	0.82	37%	0.84	0.74	-12%
Depreciation, depletion and amortization	15.61	16.31	4%	13.32	16.31	22%	13.17	16.09	22%
General and administrative (5)	6.36	5.07	-20%	4.00	5.07	27%	4.67	5.38	15%
Interest expense	6.88	6.59	-4%	8.13	6.59	-19%	8.44	7.02	-17%

(1)

Amounts shown are oil production volumes for offshore properties and sales volumes for onshore properties (differences between onshore production and sales volumes are minimal).  Revenue accruals for offshore properties are adjusted for actual sales volumes since offshore oil inventories can vary significantly from month to month based on the timing of barge deliveries, oil in tank and pipeline inventories, and oil pipeline sales nominations.

(2)	Amounts shown are BOE sales volumes for both offshore and onshore properties.
(3)

Amounts shown are based on oil and natural gas sales, net of inventory changes, realized commodity derivative gains (losses), and amortization of commodity derivative premiums, divided by sales volumes.

(4)	Production expenses are comprised of lease operating expenses and production/property taxes.
(5)	Net of amounts capitalized.

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Venoco 3Q 2008 Results

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter Ended			Nine Months Ended
	09/30/07	06/30/08	09/30/08	09/30/07	09/30/08
REVENUES:
Oil and natural gas sales	95,681	167,132	158,041	259,039	461,838
Other	1,014	915	1,112	2,579	2,812
Total revenues	96,695	168,047	159,153	261,618	464,650
EXPENSES:
Oil and natural gas production	28,386	33,138	42,418	79,419	107,565
Transportation expense	1,141	1,382	1,655	4,425	4,334
Depletion, depreciation and amortization	25,379	29,870	32,931	69,534	94,047
Accretion of asset retirement obligation	895	1,028	1,044	2,512	3,065
General and administrative	7,625	12,165	10,235	24,658	31,466
Total expenses	63,426	77,583	88,283	180,548	240,477
Income from operations	33,269	90,464	70,870	81,070	224,173
FINANCING COSTS AND OTHER:
Interest expense	15,493	13,169	13,305	44,595	41,063
Amortization of deferred loan costs	981	889	735	3,211	2,623
Interest rate derivative (gains) losses, net	8,318	(9,908)	2,745	8,555	6,808
Loss on extinguishment of debt		—	—	12,063	—
Commodity derivative gains (losses), net	9,696	364,783	(303,052)	36,053	136,367
Total financing costs and other	34,488	368,933	(286,267)	104,477	186,861

Income (loss) before taxes	(1,219)	(278,469)	357,137	(23,407)	37,312
Income tax provision (benefit)	(1,700)	(105,900)	136,200	(10,400)	14,400
Net income (loss)	$481	$(172,569)	$220,937	$(13,007)	$22,912

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Venoco 3Q 2008 Results

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

UNAUDITED

($ in thousands)

	12/31/2007	9/30/2008
ASSETS
Cash and cash equivalents	$9,735	$4,540
Accounts receivable	55,597	58,101
Inventories	10,377	11,191
Prepaid expenses and other current assets	4,391	6,256
Income tax receivable	6,725	6,325
Deferred income taxes	21,967	28,906
Commodity derivatives	7,780	10,805
Total current assets	116,572	126,124
Net property, plant and equipment	1,131,032	1,263,681
Total other assets	17,881	15,150
TOTAL ASSETS	$1,265,485	$1,404,955

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$82,094	$60,426
Undistributed revenue payable	11,298	12,930
Interest payable	1	9,209
Current maturities of long-term debt	3,449	2,518
Commodity and interest derivatives	68,756	89,492
Total current liabilities	172,436	174,575
LONG-TERM DEBT	691,896	752,765
DEFERRED INCOME TAXES	16,607	37,860
COMMODITY AND INTEREST DERIVATIVES	87,224	106,137
ASSET RETIREMENT OBLIGATIONS	51,720	57,848
Total liabilities	1,019,883	1,129,185
Total stockholders’ equity	245,602	275,770
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,265,485	$1,404,955

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Venoco 3Q 2008 Results

GAAP RECONCILIATIONS

In addition to net income (loss) determined in accordance with GAAP, we have provided in this release our Adjusted Earnings and Adjusted EBITDA for recent periods. Both Adjusted Earnings and Adjusted EBITDA are non-GAAP financial measures that we use as supplemental measures of our performance.

We define Adjusted Earnings as net income (loss) before (i) the after-tax effects of unrealized commodity and interest rate derivative gains and losses, (ii) loss on the extinguishment of debt in 2007 and (iii) costs associated with the cancellation of the planned MLP offering in 2008. We believe that Adjusted Earnings facilitates comparisons to earnings forecasts prepared by stock analysts and other third parties. Such forecasts generally exclude the effects of items that are difficult to predict or to measure in advance and are not directly related to our ongoing operations. Adjusted Earnings should not be considered a substitute for net income (loss) as reported in accordance with GAAP.

We define Adjusted EBITDA as net income (loss) before (i) net interest expense, (ii) loss on extinguishment of debt, (iii) income tax provision (benefit), (iv) depreciation, depletion and amortization, (v) amortization of deferred loan costs, (vi) the cumulative effect of change in accounting principle, (vii) unrealized gains and losses on derivative instruments, (viii) non-cash expenses relating to the amortization of derivative premiums and (ix) non-cash expenses relating to share-based payments under FAS 123R. Because the use of Adjusted EBITDA facilitates comparisons of our historical operating performance on a more consistent basis, we use this measure for business planning and analysis purposes, in assessing acquisition opportunities and in determining how potential external financing sources are likely to evaluate our business.

We present Adjusted Earnings and Adjusted EBITDA because we consider them to be important supplemental measures of our performance. Neither Adjusted Earnings nor Adjusted EBITDA is a measurement of our financial performance under GAAP and neither should be considered as an alternative to net income (loss), operating income or any other performance measure derived in accordance with GAAP, as an alternative to cash flow from operating activities or as a measure of our liquidity. You should not assume that the Adjusted Earnings or Adjusted EBITDA amounts shown are comparable to similarly named measures disclosed by other companies.

	Quarter Ended			Nine Months Ended
	09/30/07	06/30/08	09/30/08	09/30/07	09/30/08
Adjusted Earnings Reconciliation
Net Income	$481	$(172,569)	$220,937	$(13,007)	$22,912
Plus:
Unrealized commodity (gains) losses	8,576	325,162	(338,773)	31,428	40,998
Unrealized interest rate derivative (gains) losses	8,315	(13,215)	(626)	8,497	(287)
Write-off of MLP offering costs	—	2,740	—	—	2,740
Early Extinguishment of debt	—	—	—	12,063	—
Tax effects of items above	(7,505)	(119,673)	129,435	(21,395)	(16,445)
Adjusted Earnings	$9,867	$22,445	$10,973	$17,586	$49,918

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Venoco 3Q 2008 Results

	Quarter Ended			Nine Months Ended
	09/30/07	06/30/08	09/30/08	09/30/07	09/30/08
EBITDA Reconciliations:
Net income	$481	$(172,569)	$220,937	$(13,007)	$22,912
Plus: Interest expense	15,493	13,169	13,305	44,595	41,063
Interest rate derivative (gains) losses - realized	3	3,307	3,371	58	7,095
Income taxes	(1,700)	(105,900)	136,200	(10,400)	14,400
DD&A	25,379	29,870	32,931	69,534	94,047
Amortization of deferred loan costs	981	889	735	3,211	2,623
Loss on extinguishment of debt	—	—	—	12,063	—
Pre-tax share-based payments	1,280	1,180	1,300	3,880	3,820
Amortization of derivative premiums and other comprehensive loss	3,243	2,086	2,046	7,560	6,189
Pre-tax unrealized commodity derivative (gains) losses	8,576	325,162	(338,773)	31,428	40,998
Pre-tax unrealized interest rate derivative (gains) losses	8,315	(13,215)	(626)	8,497	(287)
Adjusted EBITDA	$62,051	$83,979	$71,426	$157,419	$232,860

We also provide in this release per BOE G&A expenses excluding costs associated with the planned MLP offering and non-cash FAS 123R charges. We believe that these non-GAAP measures are useful in that the items excluded do not represent cash expenses directly related to our ongoing operations. These non-GAAP measures should not be viewed as an alternative to per BOE G&A expenses as determined in accordance with GAAP.

	Quarter Ended				Nine Months Ended
	09/30/07	06/30/08	06/30/08	09/30/08	09/30/07	09/30/08	09/30/08
G&A per BOE Reconciliation		Excluding SFAS 123R	Excl. SFeAS 123R and MLP			Excluding SFAS 123R	Excl. SFAS 123R and MLP

G&A Expense	$7,625	$12,165	$12,165	$10,235	$24,658	$31,466	$31,466
Less:
SFAS 123R Expense	(1,210)	(1,020)	(1,020)	(1,140)	(3,690)	(3,400)	(3,400)
MLP Write Off	—	—	(2,740)	—	—	—	(2,740)
G&A Expense Excluding SFAS 123R / MLP	6,415	11,145	8,405	9,095	20,968	28,066	25,326
MBOE	1,905	1,914	1,914	2,019	5,281	5,846	5,846
G&A Expense per BOE Excluding SFAS 123R / MLP	$3.37	$5.82	$4.39	$4.50	$3.97	$4.80	$4.34

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